September 2, 2008
Alpharma Announces Acceptance of the EMBEDA™ Capsule NDA Filing
U.S. Food and Drug Administration Grants Priority Review Status
Bridgewater, New Jersey...September 2, 2008...Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced that the United States Food and Drug Administration (“FDA”) has advised the Company that its New Drug Application (“NDA”) for EMBEDA™ (morphine sulfate extended-release with sequestered naltrexone hydrochloride) Capsules has been accepted, and designated for priority review, The priority review status provides for a review period of six months from the date of submission. The EMBEDA™ Capsule NDA was submitted on June 30, 2008.
“We are pleased with the FDA’s decision to grant the EMBEDA™ Capsule application a priority review, and now anticipate the potential for an advisory panel meeting where we can share the positive results from our Phase III clinical trials in the appropriate public forum,” commented Dean Mitchell, President and Chief Executive Officer. “We remain committed to further development of novel alternatives for the treatment of chronic pain utilizing Alpharma’s proprietary abuse deterrent technology, and look forward to collaborating with the FDA on safe and effective solutions.”
EMBEDA™ Capsules were developed using Alpharma’s proprietary technology, which combines an extended-release opioid with sequestered naltrexone, an opioid antagonist. In clinical trials, when EMBEDA™ Capsules were taken as directed, pain relief was provided and the sequestered naltrexone passed through the body without observed clinical effect. If an EMBEDA™ Capsule is crushed or dissolved in alcohol, which are common approaches abusers use to tamper with an opioid product in order to gain euphoria, both the morphine and the naltrexone are released. When both are released, the study results showed that the euphoric effect of morphine was significantly reduced. The EMBEDA™ Capsule is an investigational pharmacological extended release opioid in development for the relief of moderate to severe chronic pain.

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
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908-566-4153
Jack.howarth@alpharma.com
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Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807